Exhibit 99.1

Contact:  Mark A. Steinkrauss, Vice President, Corporate Relations

(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations

(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR APPOINTS STEVEN T. CAMPBELL CFO

CHICAGO — Dec. 4, 2006 — United States Cellular Corporation [AMEX:USM] today announced the appointment of Steven T. Campbell as executive vice president and chief financial officer, effective Jan. 1, 2007.  Campbell is currently controller of U.S. Cellular.  Campbell will replace Kenneth R. Meyers, who is resigning to join Telephone and Data Systems, Inc. as executive vice president and chief financial officer, effective Jan. 1, 2007.

U.S. Cellular President and CEO Jack E. Rooney said, “Steve Campbell’s broad finance expertise, coupled with his strong leadership skills, make him the ideal person to take on this critical role in our company.”

Campbell joined U.S. Cellular as vice president and controller in June 2005.  Prior to that time, he held financial leadership positions at 3Com Corporation (1997 to 2005), U.S. Robotics Corporation (1995 to 1997) and Amoco Corporation (1980 to 1995).  Campbell began his career at PricewaterhouseCoopers LLP.  He is a certified public accountant, and holds a MBA from Northwestern University’s J. L. Kellogg Graduate School of Management, and a B.S. in accounting from Quincy University.

About U.S. Cellular

As of Sept. 30, 2006, U.S. Cellular Corporation, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.7 million customers in 26 states.  The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

For more information visit:  U.S. Cellular: www.uscc.com

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